Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Aberdeen Funds of our reports dated December 29, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Reports to Shareholders of Credit Suisse Global Fixed Income Fund, Inc., Credit Suisse Global Small Cap Fund, Inc., and the Asia Bond Portfolio and International Focus Portfolio, series of Credit Suisse Institutional Fund, Inc., which are incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLC

Boston, MA

July 17, 2009